EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Adam Bain to Leave Twitter to Explore New Opportunities, Company Appoints Anthony Noto as COO

Company Initiates Search for Chief Financial Officer to Succeed Noto

Matt Derella to Continue Leading Global Sales Organization

SAN FRANCISCO – November 9, 2016 – Twitter, Inc. (NYSE: TWTR) today announced that Adam Bain has informed the company of his decision to step down as COO and explore opportunities outside the company. Anthony Noto who has served as the Company’s Chief Financial Officer since July, 2014, has been named COO. As COO he will continue to manage the live content business, and assume responsibility for Twitter’s revenue generating organizations including global advertising sales, data, revenue product, and MoPub, as well as global partnerships and business development, effective immediately. Bain will assist with the transition of the COO role over the coming weeks.

The current leadership team responsible for these respective areas will now report to Noto, including Matt Derella, Twitter’s Vice President of Global Revenue and Operations. Additionally, Twitter is initiating a search to identify a CFO replacement for Noto.  Noto in addition to being the COO will continue  as the CFO until a new CFO is appointed.

“Since joining Twitter in 2010, Adam has built an amazing team and a global business from the ground up,” said Jack Dorsey, Twitter’s CEO.  “I’m grateful to Adam for everything he’s done for Twitter, and for his leadership and friendship over the years. I can't wait to see what he does next!”

“It has been a privilege and honor to work alongside Jack and the entire Twitter team to help build one of the world's most unique and powerful platforms that exists today,” said Bain. “The past six years have been incredible and I’m inspired by what Twitter has become and what it will be in the future. Anthony and I have worked side by side since he joined Twitter in July 2014 and I have full faith in what he and the teams will accomplish in the future.”

Mr. Dorsey added, “Anthony is a passionate leader who has shown an unmatched depth of financial expertise as our CFO. He's also a stellar operational leader, and consistently shows a capacity to take on more. Anthony’s leadership as our COO combined with Matt’s proven track record leading global sales gives us confidence as we drive towards our goal of GAAP profitability in 2017 to ensure Twitter continues to serve more and more people.”

“I am honored by the trust that Jack has placed in me to take on this new role,” said Noto.  “I’ve enjoyed nothing more than partnering every day with Adam in striving to achieve Twitter’s goals, and I will always be grateful for his tremendous contributions. I look forward to leading this team and capitalizing on our recent momentum of accelerating audience and engagement metrics.”

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world right now. From breaking news and entertainment to sports and politics, from big events to everyday interests. If it’s happening anywhere, it’s happening first on Twitter. Twitter is where the full story unfolds with all the live commentary and where live events come to life unlike anywhere else. Twitter is available in more than 40 languages around the world. The service can be accessed at Twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Kristin Binns

kbinns@twitter.com